Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: October 22, 2015

Boise Cascade Company Reports 2015 Third Quarter Net Income of
$22.0 Million on Sales of $991.6 Million

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported net income of $22.0 million, or $0.56 per share, on sales of $991.6 million for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

	3Q 2015	3Q 2014	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$991,580	$983,319	1%
Net income	22,007	32,285	(32)%
Net income per common share - diluted	0.56	0.82	(32)%
EBITDA[1]	54,541	69,078	(21)%
Segment Results
Wood Products sales	$340,621	$355,697	(4)%
Wood Products EBITDA[1]	32,925	51,342	(36)%
Building Materials Distribution sales	798,982	773,391	3%
Building Materials Distribution EBITDA[1]	25,805	23,506	10%
Corporate EBITDA[1]	(4,189)	(5,770)	27%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In third quarter 2015, total and single-family U.S. housing starts increased approximately 13% and 15%, respectively, from the same period last year. The October 2015 Blue Chip consensus forecast for 2015 reflects 1.13 million total U.S. housing starts, a 13% expected increase from 2014 levels. At that level, total housing starts would remain below the historical average for the last 20 years of approximately 1.3 million starts per year.

“Both of our businesses delivered good volume growth in our key product lines during the quarter, but weak commodity prices constrained our top-line revenue growth. Despite the product pricing headwinds, Building Materials Distribution performed well and delivered its best quarter since 2006. In Wood Products, double digit declines in plywood and lumber prices overshadowed our improved operating performance in the quarter. As we start the fourth quarter, we continue to believe the underlying demand for new residential construction will show modest annual improvement in 2015 and 2016 and we remain confident we are well positioned to take advantage of market opportunities," stated Tom Corrick, CEO.

Wood Products

Sales, including sales to BMD, decreased $15.1 million, or 4%, to $340.6 million for the three months ended September 30, 2015, from $355.7 million for the three months ended September 30, 2014. The decrease in sales was driven primarily by decreases in plywood and lumber sales prices of 16% and 13%, respectively. These decreases were offset partially by increases in sales volumes of plywood and LVL of 4% and 5%, respectively. Sales prices of LVL and I-joists, as well as I-joists sales volumes, were relatively flat compared with the same period in the prior year.

Wood Products EBITDA decreased $18.4 million to $32.9 million for the three months ended September 30, 2015, from $51.3 million for the three months ended September 30, 2014. The decline in EBITDA was due primarily to lower plywood and lumber sales prices.

Building Materials Distribution

Sales increased $25.6 million, or 3%, to $799.0 million for the three months ended September 30, 2015, from $773.4 million for the three months ended September 30, 2014. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume increases of 8%, offset partially by a decrease in sales prices of 5%. By product line, commodity sales decreased 2%, general line product sales increased 8%, and sales of engineered wood products (substantially all of which are sourced through our Wood Products segment) increased 7%.

BMD EBITDA increased $2.3 million to $25.8 million for the three months ended September 30, 2015, from $23.5 million for the three months ended September 30, 2014. The increase in EBITDA was driven primarily by a higher gross margin of $3.1 million, offset partially by increased selling and distribution expenses of $1.1 million.

Corporate and Other

Segment EBITDA was negative $4.2 million for the three months ended September 30, 2015, compared with negative $5.8 million for the three months ended September 30, 2014. The change was due primarily to lower incentive compensation.

Balance Sheet

Boise Cascade ended the third quarter with $212.8 million of cash and cash equivalents and $292.7 million of undrawn committed bank line availability, for total available liquidity of $505.5 million. The Company reported $351.3 million of outstanding debt at September 30, 2015.

Outlook

We expect to experience seasonally slower demand in the fourth quarter of 2015. On an annual basis, housing starts in the U.S. continue to show modest improvement and we remain optimistic that the improvement in demand for our products will continue through 2016, but at forecasted levels below the 20-year historical average. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further. Composite structural panel and lumber prices have been historically volatile and are well below prior year levels as we begin the fourth quarter. Future commodity product pricing could be volatile in response to industry capacity restarts and operating rates, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, October 22, at 11 a.m. Eastern, at which time we will review the Company's third quarter.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 55710405, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Thursday, October 22, at 2 p.m. Eastern through Thursday, October 29, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 55710405.

Basis of Presentation

We refer to the term EBITDA in this earnings release as a supplemental measure of our performance and liquidity that is not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2015	September 30
	2015	2014		2015	2014

Sales	$991,580	$983,319	$955,397	$2,756,880	$2,711,686

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	854,134	827,890	824,583	2,383,756	2,324,030
Depreciation and amortization	14,249	13,203	13,281	41,117	38,005
Selling and distribution expenses	72,668	72,714	68,254	202,802	198,825
General and administrative expenses	11,345	13,173	12,018	35,371	35,763
Other (income) expense, net	(1,256)	148	(98)	(1,653)	(1,589)
	951,140	927,128	918,038	2,661,393	2,595,034

Income from operations	40,440	56,191	37,359	95,487	116,652

Foreign currency exchange gain (loss)	(148)	(316)	41	(214)	(139)
Interest expense	(5,729)	(5,514)	(5,591)	(16,801)	(16,545)
Interest income	73	57	58	221	180
	(5,804)	(5,773)	(5,492)	(16,794)	(16,504)

Income before income taxes	34,636	50,418	31,867	78,693	100,148
Income tax provision	(12,629)	(18,133)	(11,637)	(28,839)	(35,880)
Net income	$22,007	$32,285	$20,230	$49,854	$64,268

Weighted average common shares outstanding:
Basic	39,127	39,423	39,494	39,372	39,407
Diluted	39,240	39,481	39,600	39,473	39,459

Net income per common share:
Basic	$0.56	$0.82	$0.51	$1.27	$1.63
Diluted	$0.56	$0.82	$0.51	$1.26	$1.63

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2015	September 30
	2015	2014		2015	2014

Segment sales	$340,621	$355,697	$339,869	$989,806	$999,982

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	299,744	293,569	296,276	864,440	854,425
Depreciation and amortization	11,049	10,711	10,341	32,181	30,735
Selling and distribution expenses	6,465	7,622	7,030	20,170	21,506
General and administrative expenses	2,456	2,960	2,514	7,482	8,027
Other (income) expense, net	(969)	204	(4)	(951)	398
	318,745	315,066	316,157	923,322	915,091

Segment income	$21,876	$40,631	$23,712	$66,484	$84,891

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.0%	82.5%	87.2%	87.3%	85.4%
Depreciation and amortization	3.2%	3.0%	3.0%	3.3%	3.1%
Selling and distribution expenses	1.9%	2.1%	2.1%	2.0%	2.2%
General and administrative expenses	0.7%	0.8%	0.7%	0.8%	0.8%
Other (income) expense, net	(0.3)%	0.1%	—%	(0.1)%	—%
	93.6%	88.6%	93.0%	93.3%	91.5%

Segment income	6.4%	11.4%	7.0%	6.7%	8.5%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2015	September 30
	2015	2014		2015	2014

Segment sales	$798,982	$773,391	$762,078	$2,183,965	$2,117,296

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	702,759	680,303	674,503	1,935,623	1,876,002
Depreciation and amortization	3,121	2,448	2,874	8,734	7,149
Selling and distribution expenses	66,183	65,092	60,910	181,743	177,319
General and administrative expenses	4,421	4,557	4,311	12,660	12,555
Other (income) expense, net	(186)	(67)	(96)	(401)	(2,049)
	776,298	752,333	742,502	2,138,359	2,070,976

Segment income	$22,684	$21,058	$19,576	$45,606	$46,320

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.0%	88.0%	88.5%	88.6%	88.6%
Depreciation and amortization	0.4%	0.3%	0.4%	0.4%	0.3%
Selling and distribution expenses	8.3%	8.4%	8.0%	8.3%	8.4%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	(0.1)%
	97.2%	97.3%	97.4%	97.9%	97.8%

Segment income	2.8%	2.7%	2.6%	2.1%	2.2%

Segment Information
(unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2015	September 30
	2015	2014		2015	2014
Segment sales
Wood Products	$340,621	$355,697	$339,869	$989,806	$999,982
Building Materials Distribution	798,982	773,391	762,078	2,183,965	2,117,296
Intersegment eliminations	(148,023)	(145,769)	(146,550)	(416,891)	(405,592)
	$991,580	$983,319	$955,397	$2,756,880	$2,711,686

Segment income (loss)
Wood Products	$21,876	$40,631	$23,712	$66,484	$84,891
Building Materials Distribution	22,684	21,058	19,576	45,606	46,320
Corporate and Other (b)	(4,268)	(5,814)	(5,888)	(16,817)	(14,698)
	40,292	55,875	37,400	95,273	116,513

Interest expense	(5,729)	(5,514)	(5,591)	(16,801)	(16,545)
Interest income	73	57	58	221	180
Income before income taxes	$34,636	$50,418	$31,867	$78,693	$100,148

EBITDA (a)
Wood Products	$32,925	$51,342	$34,053	$98,665	$115,626
Building Materials Distribution	25,805	23,506	22,450	54,340	53,469
Corporate and Other (b)	(4,189)	(5,770)	(5,822)	(16,615)	(14,577)
	$54,541	$69,078	$50,681	$136,390	$154,518

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2015	December 31, 2014

ASSETS

Current
Cash and cash equivalents	$212,784	$163,549
Receivables
Trade, less allowances of $1,935 and $2,062	231,413	172,314
Related parties	959	821
Other	7,891	7,311
Inventories	404,615	394,461
Deferred income taxes	17,439	20,311
Prepaid expenses and other	7,143	14,857
Total current assets	882,244	773,624

Property and equipment, net	385,571	368,128
Timber deposits	13,865	13,819
Deferred financing costs	6,929	7,149
Goodwill	21,823	21,823
Intangible assets, net	10,113	10,183
Deferred income taxes	—	16,684
Other assets	11,626	9,075
Total assets	$1,332,171	$1,220,485

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	September 30, 2015	December 31, 2014

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$218,629	$150,693
Related parties	3,636	1,743
Accrued liabilities
Compensation and benefits	55,585	66,170
Interest payable	8,157	3,298
Other	46,738	33,286
Total current liabilities	332,745	255,190

Debt
Long-term debt	351,259	301,415

Other
Compensation and benefits	83,551	156,218
Other long-term liabilities	27,635	15,274
	111,186	171,492

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,411 and 43,282 shares issued, respectively	434	433
Treasury Stock, 4,587 and 3,864 shares at cost, respectively	(123,711)	(100,000)
Additional paid-in capital	506,555	502,739
Accumulated other comprehensive loss	(86,865)	(101,498)
Retained earnings	240,568	190,714
Total stockholders' equity	536,981	492,388
Total liabilities and stockholders' equity	$1,332,171	$1,220,485

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2015	2014
Cash provided by (used for) operations
Net income	$49,854	$64,268
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	42,314	39,223
Stock-based compensation	4,330	4,186
Pension expense	2,844	597
Deferred income taxes	20,722	1,913
Other	(1,853)	(1,609)
Decrease (increase) in working capital
Receivables	(59,381)	(61,002)
Inventories	(10,154)	(15,512)
Prepaid expenses and other	(2,241)	(1,695)
Accounts payable and accrued liabilities	76,485	62,003
Pension contributions	(53,701)	(11,675)
Income taxes payable	13,489	14,883
Other	(4,782)	(7,482)
Net cash provided by operations	77,926	88,098

Cash provided by (used for) investment
Expenditures for property and equipment	(56,698)	(40,860)
Proceeds from sales of assets and other	2,959	4,767
Net cash used for investment	(53,739)	(36,093)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	50,000	57,600
Payments on revolving credit facility	—	(57,600)
Treasury stock purchased	(23,711)	—
Financing costs	(702)	(11)
Other	(539)	(269)
Net cash provided by (used for) financing	25,048	(280)

Net increase in cash and cash equivalents	49,235	51,725

Balance at beginning of the period	163,549	118,249

Balance at end of the period	$212,784	$169,974

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2014 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended September 30, 2015 and 2014, and June 30, 2015, and the nine months ended September 30, 2015 and 2014:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2015	September 30
	2015	2014		2015	2014

	(unaudited, in thousands)

Net income	$22,007	$32,285	$20,230	$49,854	$64,268
Interest expense	5,729	5,514	5,591	16,801	16,545
Interest income	(73)	(57)	(58)	(221)	(180)
Income tax provision	12,629	18,133	11,637	28,839	35,880
Depreciation and amortization	14,249	13,203	13,281	41,117	38,005
EBITDA	$54,541	$69,078	$50,681	$136,390	$154,518

The following table reconciles segment income (loss) to EBITDA for the three months ended September 30, 2015 and 2014, and June 30, 2015, and the nine months ended September 30, 2015 and 2014:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2015	September 30
	2015	2014		2015	2014

	(unaudited, in thousands)
Wood Products
Segment income	$21,876	$40,631	$23,712	$66,484	$84,891
Depreciation and amortization	11,049	10,711	10,341	32,181	30,735
EBITDA	32,925	51,342	34,053	98,665	115,626

Building Materials Distribution
Segment income	22,684	21,058	19,576	45,606	46,320
Depreciation and amortization	3,121	2,448	2,874	8,734	7,149
EBITDA	25,805	23,506	22,450	54,340	53,469

Corporate and Other
Segment loss	(4,268)	(5,814)	(5,888)	(16,817)	(14,698)
Depreciation and amortization	79	44	66	202	121
EBITDA	(4,189)	(5,770)	(5,822)	(16,615)	(14,577)

Total Company EBITDA	$54,541	$69,078	$50,681	$136,390	$154,518

(b)
Prior to first quarter 2015, pension expense (which is primarily comprised of interest cost, expected return on plan assets, and amortization of actuarial losses) was recorded in each of our segments based on the associated individual employee roles and responsibilities. However, pension benefits are frozen for most employees and only a small number of hourly employees continue to accrue benefits. Therefore, management believes that recording pension expense in the Corporate and Other segment provides a clearer view of segment operating performance. In first quarter 2015, we made a change in our segment measurement method by recording all pension expense to the Corporate and Other segment. This change in measurement only impacts our segment disclosures, and thus it has no impact on our overall consolidated financial statements. Historical segment income (loss) and EBITDA have not been recast. For the three and nine months ended September 30, 2014, $0.1 million and $0.3 million, respectively, of pension expense was recorded in each of the Wood Products and Building Materials Distribution segments. Pension expense recorded in Corporate and Other was $2.8 million for the nine months ended September 30, 2015, compared with less than $0.1 million for each of the three and nine months ended September 30, 2014. We recorded an insignificant amount of pension income in the three months ended September 30, 2015.